Phio Pharmaceuticals Reports Fourth Quarter and Year End 2018 Financial Results and Corporate Highlights

•	Gerrit Dispersyn Appointed as President and Chief Executive Officer
•	Cash Position Expected to Provide Funding Into the Second Half of 2020
•	Expansion of Immuno-Oncology Pipeline With Industry and Academic Collaborations

MARLBOROUGH, Mass., March 27, 2019 /PRNewswire/ - Phio Pharmaceuticals Corp. (NASDAQ: PHIO), a biotechnology company developing the next generation of immuno-oncology therapeutics based on its proprietary self-delivering RNAi (sd-rxRNA®) therapeutic platform, today reported its financial results for the fourth quarter and year ended December 31, 2018 and provided a business update.

“One of the Company’s major accomplishments during the year was the successful transition to focus on developing novel immuno-oncology treatments, a strategic decision made in early 2018,” said Dr. Gerrit Dispersyn, President and CEO of Phio Pharmaceuticals. “Based on our internal R&D, and together with our corporate and academic partners, we have been demonstrating the potential of using our self-delivering RNAi platform in immuno-oncology applications. Our results to date suggest that we can improve existing and developing forms of adoptive cell therapies (ACT) based on T-cells and on NK cells. In addition, through direct intratumoral use of self-delivering RNAi compounds, we showed that we have the potential to reprogram the tumor micro-environment. With this latter approach, we hope to lower the barriers that hamper ACT success in solid tumors, a significant clinical unmet need. Based on these successes, we now have three well defined immuno-oncology R&D pipeline programs that may provide compelling alternatives to other therapeutic approaches such as antibody therapy and/or genetic engineering. Our progress laid the groundwork for us to successfully complete an equity offering in October, providing us the capital to confidently execute our R&D pipeline programs towards clinical development and further partnerships.”

Year in Review and Recent Corporate Updates

•	On March 1, 2019, Gerrit Dispersyn, Dr. Med. Sc. became the Company’s President and Chief Executive Officer. Dr. Dispersyn succeeded Geert Cauwenbergh, Dr. Med. Sc., who retired as CEO of the Company and remains as a member of the Company’s Board of Directors.

•	Effective November 19, 2018, the Company changed its corporate name from RXi Pharmaceuticals Corporation to Phio Pharmaceuticals Corp. This change reflects the Company’s transition from a platform company in dermatology and ophthalmology to one that is focused on developing groundbreaking immuno-oncology therapeutics.

•	Research conducted using the Company’s self-delivering RNAi platform in the field of immunotherapy to treat cancer was published in a leading peer-reviewed journal, Molecular Therapy. The published paper is titled, “Self-Delivering RNAi (sd-rxRNA®) Targeting PD-1 using Adoptive Cell Therapy Approach for the Treatment of Malignant Melanoma.”

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•	Presented new data on NK cells at the 16th Annual Discovery on Target Conference and the 33rd Annual Meeting & Pre-Conference Programs of the Society for Immunotherapy of Cancer (SITC).

o	Data demonstrated potent silencing activity as well as phenotypic effect of NK cells treated with sd-rxRNA compounds targeting checkpoints such as Cbl-b and TIGIT. By treating NK cells ex-vivo with sd-rxRNA compounds the anti-tumor response of these cells can be improved.

•	Entered into collaborations with industry and academic leaders in immuno-oncology:

o	The Karolinska Institutet in Sweden is exploring the use of our sd-rxRNA compounds against targets involved in T-cell and NK cell differentiation and/or in the immune cell tumor-induced stress response with the aim of producing anti-tumor adoptive cell therapy grafts with improved functionality and persistence.

o	Iovance Biotherapeutics, Inc. is evaluating the potential synergies of our novel sd-rxRNA therapeutic compounds with their autologous cell therapy based on tumor-infiltrating lymphocytes for the use in the treatment of cancer.

•	Completed and reported positive results from the Company’s clinical trials in dermatology and ophthalmology:

o	Study RXI-109-1501, a Phase 1/2 clinical trial for retinal scarring in subjects with wet age-related macular degeneration with evidence of subretinal fibrosis, successfully met its primary objective as shown by the absence of dose-limiting and serious toxicities. The secondary objective of the study was also met with improved or stable disease in the study eyes of several subjects.

o	Study RXI-SCP-1502, a Phase 2 clinical trial with Samcyprone® for the treatment of cutaneous warts, successfully met its primary effectiveness objectives as shown by high levels of immunotherapeutic and therapeutic response. The immunotherapeutic response rate was 97.7% across all enrolled subjects and from a therapeutic response viewpoint, more than 70% of all warts showed a positive wart response rate. The study results showed furthermore that Samcyprone was safe and well tolerated.

•	Successfully completed equity offerings in April and October 2018 for total net proceeds of $17.4 million, which the Company expects to provide ample funding for operations into the second half of 2020.

Select Financial Results

Cash Position

At December 31, 2018, the Company had cash of $14.9 million as compared with $3.6 million at December 31, 2017.

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Revenues

Revenues for the year ended December 31, 2018 were $138,000, as compared with $15,000 for the year ended December 31, 2017. Revenues for the years ended 2018 and 2017 related to the work performed by the Company as a sub-awardee under the government grant awarded to BioAxone Biosciences, Inc. for the development of a novel sd-rxRNA compound, BA-434, that targets PTEN for the treatment of spinal cord injury.

Research and Development Expenses

Research and development expenses for the year ended December 31, 2018 were $4.3 million as compared with $5.4 million for the year ended December 31, 2017. The decrease was primarily due to the completion of the work in the Company’s dermatology and ophthalmology programs, including clinical trial-related and manufacturing-related expenses, and a decrease in payroll expenses due to a reduction in headcount as compared with the prior year period.

Acquired In-process Research and Development Expenses

The Company recorded acquired in-process research and development expense of $4.7 million during the year ended December 31, 2017. The expense related to the fair value of consideration given, which includes transaction costs, liabilities assumed and cancellation of notes receivable, and the deferred tax impact of the Company’s acquisition of MirImmune. The Company had no such expense during the year ended December 31, 2018.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2018 were $3.2 million as compared with $4.0 million for the year ended December 31, 2017. The decrease was primarily due to a decrease in payroll expenses due to a reduction in headcount as compared with the prior year period, as well as a decrease in professional fees for legal-related services.

Income Tax

The Company had no income tax benefit or expense for the year ended December 31, 2018. The Company recognized an income tax benefit of $1.6 million for the year ended December 31, 2017 due to the tax-related impact of the Company's acquisition of MirImmune.

Net Loss

Net loss for the year ended December 31, 2018 was $7.4 million, or $1.04 per share, compared with $12.5 million, or $5.52 per share, for the year ended December 31, 2017. The decrease was primarily due to a decrease in acquired in-process research and development expense and the changes in operating expenses, as discussed above.

About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (NASDAQ: PHIO) is a biotechnology company developing the next generation of immuno-oncology therapeutics based on its self-delivering RNAi (sd-rxRNA®) therapeutic platform. The Company's discovery and research efforts are focused on developing sd-rxRNA therapeutic compounds to be used in the context of adoptive cell transfer by targeting checkpoints or other gene targets, or to be used in immunotherapy following intratumoral injection. We aim to maximize the power of our sd-rxRNA therapeutic compounds by weaponizing therapeutic immune effector cells to attack cancer, and to make tumors more susceptible to such attacks, and ultimately provide patients battling cancers with a powerful new treatment option that goes beyond current treatment modalities. For additional information, visit the Company's website, www.phiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. These statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, the safety and efficacy of our product candidates, future success of our clinical trials and scientific studies, expected duration of available cash runway, our ability to enter into strategic partnerships and the future success of these strategic partnerships, the availability of funds and resources to pursue our research and development projects and general economic conditions. Our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q include detailed risks under the caption "Risk Factors" that may affect our business, results of operations and financial condition. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. Phio does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release.

Contact

Phio Pharmaceuticals Corp.

ir@phiopharma.com

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PHIO PHARMACEUTICALS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

	For the Three Months Ended December 31, 2018	For the Three Months Ended December 31, 2017	For the Year Ended December 31, 2018	For the Year Ended December 31, 2017
Revenues	$–	$15	$138	$15
Operating expenses:
Research and development	944	1,204	4,326	5,370
Acquired in-process research and development	–	–	–	4,696
General and administrative	790	802	3,176	4,011
Total operating expenses	1,734	2,006	7,502	14,077
Operating loss	(1,734)	(1,991)	(7,364)	(14,062)
Total other income (expense), net	7	(11)	4	(11)
Loss before income taxes	(1,727)	(2,002)	(7,360)	(14,073)
Income tax benefit	–	–	–	1,621
Net loss	$(1,727)	$(2,002)	$(7,360)	$(12,452)
Net loss per share: Basic and diluted	$(0.10)	$(0.84)	$(1.04)	$(5.52)
Weighted average shares: Basic and diluted	17,079,824	2,379,335	7,044,718	2,257,754

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PHIO PHARMACEUTICALS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash	$14,879	$3,581
Restricted cash	50	50
Prepaid expenses and other current assets	221	201
Total current assets	15,150	3,832
Property and equipment, net	172	248
Other assets	–	18
Total assets	$15,322	$4,098

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$550	$511
Accrued expenses	1,194	1,754
Total current liabilities	1,744	2,265
Total stockholders' equity	13,578	1,833
Total liabilities and stockholders' equity	$15,322	$4,098

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